FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Geoff Grande
Financial Dynamics
(617) 747-1721

SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

•	FOURTH QUARTER REVENUE OF $80.5 MILLION AND ANNUAL REVENUE OF $328.5 MILLION

•	FOURTH QUARTER NET INCOME OF $18.8 MILLION AND ANNUAL NET INCOME OF $50.8 MILLION

•	ANNUAL ADJUSTED EBITDA OF $109.7 MILLION

•	REPURCHASED APPROXIMATELY 5.4 MILLION SHARES FOR $35.4 MILLION IN THE FOURTH QUARTER

•	REDUCED DEBT APPROXIMATELY $20.3 MILLION IN THE FOURTH QUARTER

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $42.7 MILLION

    FINANCIAL TARGETS FOR FISCAL 2010 ANNOUNCED

•	TARGETED ANNUAL REVENUE OF $300M - $312M

•	TARGETED CONTINUING OPERATIONS ANNUAL EPS GROWTH OF 20%- 26%

•	TARGETED ANNUAL ADJUSTED NET INCOME OF $55M - $58M

•	TARGETED ANNUAL ADJUSTED EBITDA OF $100M - $105M

NASHUA, NH, March 16, 2009 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its fourth quarter of fiscal 2009 and its fiscal year ended January 31, 2009.

Fiscal 2009 Fourth Quarter Results

The Company reported total revenue of $80.5 million for its fourth quarter ended January 31, 2009 of its fiscal year ended January 31, 2009 (fiscal 2009), which represented a 4% increase over the $77.5 million reported in its fourth quarter of the fiscal year ended January 31, 2008 (fiscal 2008).

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $18.8 million, or $0.19 per basic share and $0.18 per diluted share, for the fourth quarter of fiscal 2009 as compared to net income of $34.3 million, or $0.33 per basic share and $0.31 per diluted share, for the fourth quarter of fiscal 2008.  Net income for the fourth quarter of fiscal 2009 includes a tax benefit from the reduction of the Company’s deferred tax asset valuation allowance in Ireland of approximately $5.1 million, or $0.05 per basic share and diluted share.  Net income for the same period in fiscal 2008 includes a tax benefit of $27.8 million or $0.27 per basic share and $0.25 per diluted share.  The tax benefits in fiscal 2008 were the result of a reduction of the Company’s deferred tax asset valuation allowance in the US and a reduction in the Company’s effective tax rate.

Adverse changes in currency exchange rates during the fourth quarter of fiscal 2009 as compared to the rates on October 31, 2008 negatively impacted fourth quarter revenue and net income by approximately $1.1 million and $0.3 million, respectively.

The Company’s fourth quarter US GAAP net income includes the following non-cash charges:

•	Stock-based compensation expense of $1.6 million in the fourth quarter of fiscal 2009 as compared to $1.9 million in the fourth quarter of fiscal 2008.

•	Depreciation and amortization expense of $1.4 million in the fourth quarter of fiscal 2009 as compared to $1.5 million in the fourth quarter of fiscal 2008.

•	Amortization of intangible assets of $2.8 million in the fourth quarter of fiscal 2009 as compared to $5.0 million in the fourth quarter of fiscal 2008.

•	Amortization of deferred financing costs of $0.3 million in the fourth quarter of both fiscal 2009 and fiscal 2008.

•	Non-cash benefit for income tax of $0.6 million in the fourth quarter of fiscal 2009 as compared to a non-cash $25.0 million income tax benefit in the fourth quarter of fiscal 2008.

“As expected, we continued to experience a cautious customer environment in our fourth quarter due to the current challenging business climate that started, for SkillSoft, towards the end of our third quarter. As a result, we continued to see some existing customer upgrades and renewals and new customer sales cycles come in more slowly than expected, and we also saw more customer budget reductions impacting the contract dollar size we were able to close in the fourth quarter.  At the same time, the volatile foreign currency market reduced international revenue and contract value in our fourth quarter. We are pleased, however, that our fourth quarter net income (even without the tax benefit) exceeded the high end of our fourth quarter targeted range and, together with the impact of our share repurchase program, resulted in our EPS being above the high end of our targeted range,” said Chuck Moran, President and Chief Executive Officer. “We have proactively taken a number of actions to adjust our cost structure and intend to continue to monitor our costs in light of the difficult economic conditions and make adjustments as necessary to protect our fiscal 2010 goal of growing EPS from continuing operations 20% to 26% over fiscal 2009,” commented Moran.

Gross margin increased 4% points to 90% in the fiscal 2009 fourth quarter from 86% for its fiscal 2008 fourth quarter.  Included in cost of revenues in each quarter is the amortization of intangible assets related to acquired technology and capitalized software development costs.  Approximately half of our increase in gross margin for the fiscal 2009 fourth quarter is due to an approximate $1.7 million decrease in amortization of intangible assets related to acquired technology and capitalized software development costs as compared to the fiscal 2008 fourth quarter. The remaining increase in gross margin during the fiscal fourth quarter was due to the mix of royalty-bearing content and the lower costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.

Research and development expenses decreased to $11.4 million in the fiscal 2009 fourth quarter from $14.3 million in the fiscal 2008 fourth quarter, and decreased as a percentage of revenue to 14% in the fourth quarter of fiscal 2009 as compared to 18% in the fourth quarter of fiscal 2008.  The decrease in research and development expenses was primarily due to lower expenses related to contractors and outsource partners, lower performance bonuses and changes in currency exchange rates which impacted our non-US based operations as compared to the prior year.

Sales and marketing expenses increased to $26.2 million in the fiscal 2009 fourth quarter from $26.0 million in the fiscal 2008 fourth quarter, and decreased as a percentage of revenue to 33% in the fourth quarter of fiscal 2009 as compared to 34% in the fourth quarter of fiscal 2008.  The dollar increase in sales and marketing expenses was primarily due to the addition of direct sales, telesales and sales support personnel to support our larger customer base as well as higher commission expense.

General and administrative expenses increased to $9.3 million in the fiscal 2009 fourth quarter from $9.1 million in the fiscal 2008 fourth quarter, and remained unchanged as a percentage of revenue at 12% in both the fourth quarter of fiscal 2009 and fiscal 2008.  The increase in general and administrative expenses was primarily due to an increase in legal fees as well as professional expenses incurred in connection with the feasibility analysis related to the Company’s business realignment strategy, which was partially offset by a reduction of accounting and tax services as well as insurance expenses.

Restructuring expenses of $1.5 million were incurred in the fiscal 2009 fourth quarter due to personnel reductions as explained in the Company’s Form 8-K filed with the SEC on January 20, 2009.

Operating expenses in the fiscal 2009 fourth quarter include approximately $1.6 million of stock-based compensation expense.  The allocation of such stock-based compensation expense for the fiscal 2009 fourth quarter was as follows: cost of revenue, $62,000; research and development, $231,000; sales and marketing, $543,000; and general and administrative, $792,000. Operating expenses for the fiscal 2008 fourth quarter also included approximately $1.9 million of stock-based compensation expense which was allocated as follows: cost of revenue, $84,000; research and development, $299,000; sales and marketing, $602,000; and general and administrative, $958,000.

The Company’s interest and other income decreased to $1.0 million in the fiscal 2009 fourth quarter as compared to interest and other income of $1.8 million in the fourth quarter of fiscal 2008.  This decrease was primarily due to lower cash balances and lower interest rates in the fourth quarter of fiscal 2009 as compared to fiscal 2008.  The Company’s interest expense decreased to $3.2 million for the fiscal 2009 fourth quarter as compared to $4.4 million for the fourth quarter of fiscal 2008.  This decrease was primarily due to principal payments made during fiscal 2009 resulting in a reduction in the Company’s outstanding debt.

Adjusted EBITDA for the fiscal 2009 fourth quarter was $27.7 million.  Adjusted EBITDA for the fiscal 2009 fourth quarter is calculated by taking net income ($18.8 million) and adding back depreciation and amortization ($1.4 million), amortization of intangible assets and capitalized software development costs ($2.8 million), stock-based compensation ($1.6 million), feasibility expense associated with the Company's business realignment strategy ($0.7 million), interest expense ($3.2 million), and the provision for income taxes ($0.2 million), and deducting interest and other income ($1.0 million).

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2009 fourth quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 9 days in the fiscal 2009 fourth quarter as compared to 16 days in the year ago period and 10 days in the third quarter of fiscal 2009.  On a gross basis, which considers all items billed as receivables, DSOs were 159 days in the fiscal 2009 fourth quarter as compared to 208 days in the year ago quarter and 80 days in the third quarter of fiscal 2009.

Fiscal 2009 Full Year Results

For the fiscal year ended January 31, 2009, the Company reported revenue of $328.5 million, which represented a 17% increase over the $281.2 million reported for the fiscal year ended January 31, 2008.

Net income for fiscal 2009 was $50.8 million, or $0.49 per basic share and $0.47 per diluted share, compared to net income of $60.0 million, or $0.57 per basic share and $0.55 per diluted share, for fiscal 2008. Net income for fiscal 2009 includes an income tax benefit from the reduction of the Company’s deferred tax asset valuation allowance in Ireland of approximately $5.1 million, or $0.05 per basic share and diluted share.   Net income for fiscal 2008 includes an income tax benefit from the reduction in the Company’s deferred tax asset valuation allowance predominately in the US of $42.6 million, or $0.41 per basic share and $0.39 per diluted share.  The Company’s US GAAP net income includes restatement expenses of less than $0.1 million for fiscal 2009 as compared to $1.3 million for fiscal 2008, as well as the following merger and integration related expenses, restructuring expenses, income from discontinued operations and non-cash charges in fiscal 2009:

Merger and integration related expenses / restructuring expenses / income from discontinued operations:

•	Merger and integration related expenses of $0.8 for fiscal 2009 as compared to $12.3 million for fiscal 2008.

•	Restructuring expenses relating to personnel reductions of $1.5 million for fiscal 2009 as compared to $34 thousand for fiscal 2008.

•	Income from discontinued operations, net of tax of $1.9 million for fiscal 2009 as compared to $0.3 million for fiscal 2008.

Non-Cash Charges:

•	Stock-based compensation expense of $6.1 million for fiscal 2009 as compared to $6.0 million for fiscal 2008.

•	Amortization of intangible assets and capitalized software development costs of $16.4 million for fiscal 2009 as compared to $16.7 million for fiscal 2008.

•	Amortization of deferred financing costs of $1.2 million for fiscal 2009 as compared to $0.7 million for fiscal 2008.

•	Depreciation and amortization of $5.3 million for fiscal 2009 as compared to $6.9 million for fiscal 2008.

•	Non-cash provision for income tax of $15.1 million for fiscal 2009 as compared to a $34.0 million non-cash income tax benefit for fiscal 2008.

Gross margin increased as a percentage of revenue to 87% in fiscal 2009 as compared to 86% in fiscal 2008.  The amortization decreased gross margin by 2% for fiscal 2009 and fiscal 2008.  The gross margin is also impacted by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements.

Research and development expenses remained relatively flat at $49.5 million in fiscal 2009 as compared to $49.6 million for fiscal 2008 and decreased as a percentage of revenue to 15% in fiscal 2009 as compared to 18% in fiscal 2008.

Sales and marketing expenses increased to $108.4 million for fiscal 2009 from $97.5 million for fiscal 2008 but decreased as a percentage of revenue to 33% in fiscal 2009 as compared to 35% in fiscal 2008.  This increase in sales and marketing expense was primarily due to additional direct sales, tele-sales, and sales support personnel, as well as incremental commission and marketing expenses.

General and administrative expenses increased to $36.8 million for fiscal 2009 from $34.6 million for fiscal 2008 but decreased as a percentage of revenue to 11% in fiscal 2009 as compared to 12% in fiscal 2008.  The increase in general and administrative expenses was primarily due to professional expenses incurred in connection with the feasibility analysis related to the Company’s business realignment strategy.

Restructuring expenses of $1.5 million were incurred in fiscal 2009 due to personnel reductions in the fourth quarter as explained in the Company’s Form 8-K filed with the SEC on January 20, 2009.

Merger and integration related expenses for fiscal 2009 were $0.8 million as compared to $12.3 million for fiscal 2008.

Operating expenses for fiscal 2009 include approximately $6.1 million of stock-based compensation expense.  The allocation of stock-based compensation expense for fiscal 2009 was as follows: Cost of revenue $225,000, Research and development, $926,000, Sales and marketing, $1,977,000, and General and administrative, $3,004,000.  By comparison, operating expenses for fiscal 2008 included approximately $6.0 million of stock-based compensation expense.  The allocation of stock-based compensation expense for fiscal 2008 was as follows: Cost of revenue, $203,000, Research and development, $958,000; Sales and marketing, $1,911,000, and General and administrative, $2,879,000.

The Company’s interest and other income decreased to $3.0 million for fiscal 2009 as compared to $4.2 million for fiscal 2008.  This decrease was primarily due to lower cash balances as a result of the use of cash for share repurchases and debt reduction and lower interest rates.  The Company’s interest expense increased to $14.2 million for fiscal 2009 as compared to $12.6 million for fiscal 2008.  This increase relates to interest on the debt incurred in connection with the NETg acquisition for a full twelve months in fiscal 2009 compared to approximately nine months in fiscal 2008, which was partially offset by reduced interest expense due to additional principal payments made during fiscal 2009.

SkillSoft had approximately $42.7 million in cash, cash equivalents, short-term investments and restricted cash as of January 31, 2009 as compared to $93.5 million as of January 31, 2008.  This decrease primarily reflects long term debt repayments of $24.5 million, $30.4 million, $0.4 million and $20.3 million in the first, second, third and fourth quarter of fiscal 2009, respectively, and payments made to repurchase shares under our shareholder approved share repurchase program of $12.2 million, $15.0 million, $29.3 million and $35.4 million in the first, second, third and fourth quarters of fiscal 2009, respectively.  In addition, investments of $19.6 million and purchases of property and equipment of $5.7 million in the twelve months ended January 31, 2009 contributed to our decrease in cash.  These uses of cash were partially offset by cash provided by continuing operations of $97.7 million; proceeds from the exercise of stock options and employee stock purchase activity of $19.5 million; net maturities and redemptions of $12.5 million; and cash provided from discontinued operations of $6.9 million, which is primarily comprised of proceeds received from the sale of NETg Press.

The Company’s effective tax rate was 28.0% for the fiscal year ended January 31, 2009, consisting of a cash tax provision of approximately $3.9 million (5.7%) and a non-cash tax provision of approximately $15.1 million (22.3%).  This compares to an effective tax rate benefit of 112.5% for the fiscal year ended January 31, 2008, consisting of a cash tax provision of approximately $2.4 million (8.5%) and a non-cash tax benefit of approximately $34.0 million (121%).  The difference between the fiscal 2009 and fiscal 2008 tax provision is primarily related to the non-cash tax benefit of approximately $42.6 million from the reduction in the Company’s U.S. deferred tax valuation allowance in fiscal 2008, as compared to the Company’s non-cash tax benefit of approximately $5.1 million from the reduction in the Company’s international deferred tax valuation allowance in fiscal 2009.  The dollar increase in the current year cash tax provision is primarily due to geographic distribution of earnings throughout the United States.

Income from discontinued operations, net of tax, of $1.9 million in fiscal 2009 was primarily due to proceeds received from the Company’s sale of the assets related to the NETg Press business as compared to income from discontinued operations, net of tax, of $0.3 million in fiscal 2008.

At January 31, 2009, the Company had deferred revenue of approximately $201.5 million as compared to approximately $219.2 million at January 31, 2008.  The decrease in deferred revenue was primarily due to adverse changes in currency exchange rates during fiscal 2009 as compared to the rates at January 31, 2008, which contributed approximately $14.6 million of the decrease, and an approximate $3.0 reduction in order intake and billings from SkillSoft’s core business which primarily consists of courseware, referenceware and platform hosting.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2009 was approximately $239 million (which includes deferred revenue and committed contracts), representing approximately 78% of the mid-point of the Company’s targeted revenue range for fiscal 2010 of $300 million to $312 million. This compares to a 12-month non-cancelable revenue backlog at January 31, 2008 of approximately $255 million, which represented approximately 78% of SkillSoft revenue recognized for fiscal 2009 of $328.5 million. Virtually all of the $16 million decrease in 12-month non-cancelable revenue backlog is attributable to adverse changes in currency exchange rates during fiscal 2009 as compared to the rates at January 31, 2008.

As a reminder, backlog is calculated by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year.  The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year.  Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals.  We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy. This is a key annual business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year.

An important leverage covenant in our credit facility is based on Adjusted EBITDA.  The Company’s adjusted EBITDA for fiscal 2009 was $109.7 million, which equates to a debt leverage ratio of 1.1 as of January 31, 2009.  The debt leverage ratio is derived by dividing the outstanding debt balance by the trailing 12 month adjusted EBITDA.  Adjusted EBITDA for fiscal 2009 is calculated by taking net income ($50.8 million) and adding back depreciation and amortization ($5.3 million), amortization of intangible assets and capitalized software development costs ($16.4 million), stock-based compensation ($6.1 million), restatement and merger and integration related expenses ($0.8 million), business realignment strategy expense ($2.0 million), interest expense ($14.2 million), and provision for income taxes ($19.0 million), and deducting interest and other income ($3.0 million), and income from discontinued operations ($1.9 million).

The Company’s average contract length was 17 months as of January 31, 2009 and January 31, 2008.  The Company’s 12-month average contract value as of January 31, 2009 decreased to $105,000 as compared to $127,000 as of January 31, 2008. SkillSoft's average total contract value as of January 31, 2009 decreased to $148,000 as compared to $180,000 as of January 31, 2008.  The decreases are primarily the result of existing customer budget reductions impacting the contract size and our new customer acquisition activity, as the initial contract value with a new customer is generally smaller, as well as the negative impact of changes in currency exchange rates during fiscal 2009.

The Company’s combined dollar renewal rate decreased to 97% in fiscal 2009 as compared to 102% in fiscal 2008.  This metric excludes the custom business since that business isn’t considered renewable year to year.  The combined dollar renewal rate metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that compares existing customer contract dollars spent with SkillSoft year over year.

Fiscal 2010 Outlook

For fiscal 2010, the Company is currently anticipating revenue to be in the range of $300.0 million to $312.0 million as compared to the Company’s total revenue for fiscal 2009 of $328.5 million. This represents a $22.5 million decrease (or 7%) between fiscal 2009 revenue and the midpoint of our fiscal 2010 target revenue range ($306.0 million).  Approximately $15.3 million of this decrease (or 5%) is a result of the difference between actual currency exchange rates in fiscal 2009 and the rates in effect as of January 31, 2009, which are the rates used in fiscal 2010 guidance.  The remainder of the decrease (or 2%) is primarily attributable to a projected reduction in order intake and billings from SkillSoft’s core business. While it is the Company's practice not to take into account the impact of future changes in foreign exchange rates when setting its financial targets, the Company believes it is appropriate to forecast fiscal 2010 applying foreign exchange rates as of January 31, 2009.  Among other factors, a change in currency exchange rates from the January 31, 2009 rates could impact international revenues to the degree that the Company’s revenues could be outside the targeted range for fiscal 2010 and the first quarter of fiscal 2010.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2009 was approximately $239 million, which represents approximately 78% of the midpoint of the Company’s revenue expectations ($306 million) for fiscal 2010 as discussed above.

The Company currently anticipates that it will achieve adjusted net income for fiscal 2010 of between $55.0 million and $58.0 million, or $0.55 to $0.58 per basic and diluted share, respectively. Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses.  The most significant non-cash items included in projected adjusted net income are the following: (1) depreciation and amortization of approximately $5.0 million to $6.0 million; (2) amortization of intangible assets and capitalized software development costs of approximately $8.0 million to $8.5 million; (3) stock-based compensation expense of approximately $6.0 million to $6.5 million; (4) amortization of deferred financing costs of approximately $0.8 million to $1.2 million; and (5) a non-cash tax provision of approximately $13.0 million to $14.0 million.

The Company expects gross margin to be 88% to 89% of revenue for fiscal 2010, which includes $0.2 million to $0.3 million of stock-based compensation expense in cost of revenue. Research and development expenses are expected to be $38.0 million to $41.0 million, of which $0.9 million to $1.0 million is stock-based compensation expense.  Sales and marketing expenses are expected to be $105.0 million to $110.0 million, of which $2.0 million to $2.5 million is stock-based compensation expense.  General and administrative expenses are expected to be $31.5 million to $32.5 million, of which $2.5 million to $3.0 million is stock-based compensation expense.  Amortization of intangible assets is expected to be approximately $8.0 million to $8.5 million.  Interest and other income is expected to be $0.5 million to $1.0 million.  Interest expense is expected to be $8.0 million to $9.0 million, assuming we do not undertake any debt restructuring.  The provision for income taxes is expected to be $19.0 million to $21.0 million, or approximately 25% to 27% of pre-tax net income.  Only $6.0 million to $7.0 million of this amount is expected to be represented by actual cash tax payments.  The remainder of the provision ($13 million to $14.0 million) is non-cash due to the utilization of net operating loss carry forwards acquired in the merger with SmartForce and from SkillSoft historic net operating loss carry forwards.  The non-cash portion of the provision for income tax will reduce deferred tax assets on the Company’s balance sheet.  Additionally, capital expenditures are expected to be $6.0 million to $8.0 million, and depreciation expense is expected to be $5.0 million to $6.0 million.

The Company anticipates that it will have 100 million to 101 million diluted shares outstanding for EPS calculation purposes in fiscal 2010, before the effects of any future option issuances or share repurchases.

The Company’s adjusted EBITDA target range for fiscal 2010 is $100.0 million to $105.0 million.  This represents a $7.2 million decrease between the fiscal 2009 level of $109.7 million and the midpoint of the fiscal 2010 range.  Approximately $6.2 million of this reduction is a result of the difference between foreign currency exchange rates used in fiscal 2010 guidance and actual fiscal 2009 foreign currency exchange rates. The adjusted EBITDA targeted range for fiscal 2010 is calculated by taking targeted net income ($55.0 million to $58.0 million) and adding back depreciation and amortization ($5.0 million to $6.0 million), amortization of intangible assets and capitalized software development costs ($8.0 million to $8.5 million), stock-based compensation ($6.0 million to $6.5 million), interest expense ($8.0 million to $9.0 million) and the provision for income taxes ($19.0 million to $21.0 million), and deducting interest and other income ($0.5 million to $1.0 million).

For the first quarter of fiscal 2010 ending April 30, 2009, the Company currently anticipates revenue to be in the range of $74.5 million to $77.5 million.  This range considers the current cautious customer environment and is based on currency exchange rates as of January 31, 2009.  The Company does not take into account any subsequent changes in currency exchange rates when setting its targets.  Among other factors, foreign exchange rate volatility in the first quarter could impact international revenues to the degree that the Company’s first quarter revenues could be outside the targeted range.  The Company, in line with the above revenue targets, also anticipates adjusted net income (excluding foreign exchange gains and losses) for the fiscal 2010 first quarter to be between $12.0 million and $13.0 million, or $0.12 to $0.13 per basic and diluted share.  The most significant non-cash items included in targeted adjusted net income are the following: (1) depreciation and amortization of approximately $1.3 million to $1.5 million; (2) amortization of intangible assets and capitalized software development costs of approximately $2.5 million to $2.6 million; (3) stock-based compensation expense of approximately $1.5 million to $1.6 million; (4) amortization of deferred financing costs of approximately $0.3 million to $0.4 million; and (5) a non-cash tax provision of approximately $2.5 million to $3.0 million.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures within the meaning of applicable SEC regulations.  SkillSoft is presenting adjusted net income and adjusted EBITDA for fiscal 2009 and fiscal 2010, as well as adjusted net income for the fiscal 2010 first quarter. The Company believes that these measures present investors and debt holders with meaningful information about the Company’s historical and projected operating performance.

The first quarter and fiscal 2010 earnings outlook also does not take into account the potential positive or negative impact from changes in currency exchange rates after January 31, 2009, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from a future acquisition transaction.  The outlook also does not take into account the effect of a public offering or other financing arrangement, our share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of our earnings call.

Conference Call

In conjunction with the release, management will conduct a conference call on Monday, March 16, 2009 at 5:00 p.m. ET to discuss the Company’s fiscal 2009 operating results and fiscal 2010 outlook.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial 800-322-9079.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. ET on March 17, 2009 until 11:59 p.m. ET on March 24, 2009.  The replay number is 800-642-1687, passcode: 88935904.  A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.  The Company will post Supplementary Financial Schedules to the investor relations section of its web site following the conference call.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Risk Factors" in SkillSoft's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2008 as filed with the Securities and Exchange Commission.  The forward-looking statements provided by the Company in this press release represent the Company's views as of March 16, 2009.  The Company anticipates that subsequent events and developments may cause the Company's views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

	SkillSoft PLC and Subsidiaries
	Condensed Consolidated Statements of Income
	(Unaudited, In Thousands Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008

Revenues	$80,455	$77,490	$328,494	$281,223
Cost of revenues (1)	7,979	8,809	35,992	32,637
Cost of revenues - amortization of capitalized software development costs	33	1,740	5,203	5,423

Gross profit	72,443	66,941	287,299	243,163

Operating expenses:
Research and development	11,404	14,297	49,540	49,612
Selling and marketing	26,231	26,004	108,416	97,493
General and administrative	9,320	9,057	36,774	34,630
Amortization of intangible assets	2,737	3,282	11,212	11,237
Merger and integration related expenses	-	1,173	761	12,283
Restructuring	1,523	-	1,523	34
SEC investigation	-	19	49	1,346

Total operating expenses	51,215	53,832	208,275	206,635

Other income (expense), net	864	737	1,480	295
Interest income	110	1,063	1,550	3,948
Interest expense	(3,204)	(4,409)	(14,218)	(12,630)

Income before provision for income taxes from continuing operations	18,998	10,500	67,836	28,141

Provision for income taxes - cash	794	1,272	3,857	2,371
Provision for income taxes - non-cash	(625)	(24,972)	15,102	(33,958)

Income from continuing operations	18,829	34,200	48,877	59,728

Income (loss) from discontinued operations, net of income tax (benefit) expense (2)	(25)	97	1,912	270

Net income	$18,804	$34,297	$50,789	$59,998

Net income, per share, basic - continuing operations	$0.19	$0.33	$0.47	$0.57
Net income, per share, basic - discontinued operations	$(0.00)	$0.00	$0.02	$0.00
	$0.19	$0.33	$0.49	$0.57

Basic weighted average common shares outstanding	101,158,502	105,059,220	103,869,585	104,390,807

Net income, per share, diluted - continuing operations	$0.18	$0.31	$0.46	$0.55
Net income (loss), per share, diluted - discontinued operations	$(0.00)	$0.00	$0.02	$0.00
	$0.18	$0.31	$0.47	$0.55

Diluted weighted average common shares outstanding	102,395,390	109,248,809	107,033,733	108,288,908

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$62	$84	$225	$203
Research and development	231	299	926	958
Selling and marketing	543	602	1,977	1,911
General and administrative	792	958	3,004	2,879
	$1,628	$1,943	$6,132	$5,951

(2) Discontinued operations income tax (benefit) expense	$(25)	$104	$1,281	$180

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In Thousands)

	January 31, 2009	January 31, 2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$38,952	$89,584
Restricted cash	3,790	3,963
Accounts receivable, net	146,362	171,708
Deferred tax assets	26,444	13,476
Prepaid expenses and other current assets	18,286	29,061

Total current assets	233,834	307,792

Property and equipment, net	7,661	7,210
Goodwill	238,550	256,196
Acquired intangible assets, net	13,472	29,887
Deferred tax assets	78,223	87,866
Other assets	3,360	7,730

Total assets	$575,100	$696,681

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,253	$2,000
Accounts payable	5,648	2,139
Accrued expenses	37,273	54,084
Deferred revenue	201,518	219,161

Total current liabilities	245,692	277,384

Long term debt	122,131	197,000
Other long term liabilities	3,221	9,209
Total long-term liabilities	125,352	206,209

Total stockholders' equity	204,056	213,088

Total liabilities and stockholders' equity	$575,100	$696,681

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Twelve Months Ended
	January 31,
	2009	2008

Cash flows from operating activities:

Net income	$50,789	$59,998
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,132	5,951
Depreciation and amortization	5,277	6,935
Amortization of acquired intangible assets and capitalized software development costs	16,415	16,660
Recovery of bad debts	(130)	237
Provision for income taxes - non-cash	15,102	(33,958)
Gain on sale of business segment from discontinued operations	(3,386)	-
Non-cash interest expense	1,197	735
Tax benefit related to exercise of non-qualified stock options	(1,494)	(413)
Realized loss on sale of assets, net	-	(58)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	17,006	(43,261)
Prepaid expenses and other current assets	8,494	884
Accounts payable	3,446	(2,584)
Accrued expenses (including long-term):
Accrued merger	(3,708)	(9,384)
Accrued restructuring	(1,372)	(24)
Accrued other	(9,191)	(8,443)
Payment of litigation settlement	-	(15,250)
Deferred revenue	(6,890)	45,490
Discontinued Operations	-	(1,357)

Net cash provided by operating activities	97,687	22,158

Cash flows from investing activities:

Purchases of property and equipment	(5,748)	(2,968)
Cash paid for business acquisitions	(250)	(261,330)
Purchases of investments	(19,645)	(18,437)
Maturity of investments	32,137	63,928
Release of restricted cash	173	16,138
Cash received from sale of discontinued operations	6,903	-

Net cash provided by (used in) investing activities	13,570	(202,669)

Cash flows from financing activities:

Exercise of stock options	16,455	9,120
Proceeds from employee stock purchase plan	3,063	2,783
Borrowings under long-term debt, net of debt financing costs	-	194,133
Principal payment on long term debt	(75,616)	(1,000)
Tax benefit related to exercise of non-qualified stock options	1,494	413
Payments to acquire treasury stock	(91,860)	-

Net cash (used in) provided by financing activities	(146,464)	205,449

Effect of exchange rate changes on cash and cash equivalents	(2,999)	2,509

Net (decrease) increase in cash and cash equivalents	(38,206)	27,447
Cash and cash equivalents, beginning of period	76,059	48,612

Cash and cash equivalents, end of period	$37,853	$76,059